Meyler & Company LLC
Certified Public Accountants
& Management Consultants

One Arin Park
1715 Highway 35
Middletown, NJ 07748

Phone: 732-671-2244

December 5, 2008

Mr. Andrew Sealfon
President
Repro-Med Systems, Inc.
24 Carpenter Street
Chester, NY 10918

Dear Mr. Sealfon:

Because of your disagreement with our audit fees charged for the Audit of the financial statements of Repro-Med Systems, Inc. for the year ended February 29, 2008 and no resolution thereof, regrettably, we advise you that we resign effective as of this date as the Company's Registered Independent Public Accounting Firm.

Because this is a reportable event under Securities and Exchange rules, it is our understanding that you have five days to file an SEC Form 8K. We look forward to reviewing the Form 8K. Please note that should you not provide one within this time frame, we are required to mail this letter to the SEC as formal notification.

We wish you continued success in your future activities.

Very truly yours,

William A. Meyler

William A. Meyler